EXHIBIT 99.1



NEWS RELEASE
------------
Date:         February 12, 2004
Contact:      Joe L. Powers
              Executive Vice President
              P.O. Box 141000
              Nashville, TN  37214-1000
Phone:        (615) 902-1300
Fax:          (615) 883-6353
Website:      www.thomasnelson.com


   THOMAS NELSON POSTS 59% GAIN IN NET INCOME FOR THE THIRD QUARTER,
         UP 68% FOR THE NINE MONTHS THROUGH DECEMBER 31, 2003

Net Revenue increased by 4% in the quarter, reaching $56.0 million, compared With $53.8 million in the comparable period of the prior fiscal year.
Nine-month net revenue was $161.7 million, compared with $157.0 million in the first nine months of the prior year, a gain of 3%. Publishing revenue increased 2% in the quarter, primarily due to the acquisition of World Publishing. Revenues from conferences grew 21% in the quarter primarily due to better attendance and higher levels of product sales at the events.

Net Income scored a 59% gain in the quarter, at $3.9 million vs. last year's comparable $2.5 million. A nine-month net income of $11.6 million represented a 68% gain from the year before; at the nine-month mark of fiscal 2004, Thomas Nelson has earned more than it did for the entire fiscal year 2003, when earnings were $10.2 million.

Basic Income per share grew to $0.27 in the recent quarter, compared to $0.17 a year ago, a 59% improvement. For fiscal year to date, basic earnings per share were $0.81 vs. $0.48 for the prior year, a 69% improvement.

The Company's financial condition is strong. Total debt is $5.3 million and the cash position stood at $6.3 million as of December 31st. Receivables are virtually flat, year to year, notwithstanding the increase in sales, and the Company's investment in inventory has declined 6% from its year-ago level, again despite the increase in sales and the acquisition of World Publishing.

"Our progress continues," stated Sam Moore, Chairman and Chief Executive. "I am pleased to report that our revenues, margins, and profits all showed increases in the recent quarter."

"Some of our more recent ventures - in particular WND Books, our expanded line of inspirational works of fiction, and a growing list of titles in the business category - have enjoyed encouraging receptions in the marketplace," stated Mr. Moore. "Total Money Makeover, by Dave Ramsey, is one of our top sellers so far this year, and The Enemy Within, the second book by Michael Savage, is off to a good start as we saw with Savage Nation a year ago."

"At the same time," Mr. Moore continued, "some of our established best-sellers, such as Wild at Heart, by John Eldredge, and I Hope You Dance, by Mark D. Sanders and Tia Sillers, are going strong after three years in release. We try to keep a good balance between strong new releases on our front list and established perennial favorites on our backlist. When we achieve such a balance, as we did in the third fiscal quarter, we believe we can generate very satisfactory margins and profits even if sales growth is moderate."

Mr. Moore continued: "I am pleased to report that Revolve, a complete New Testament designed in a magazine format, continues to exhibit strong sales, primarily amongst teenaged girls. We have two follow-up products in development: Refuel, designed to appeal to teenaged boys, and Becoming, a counterpart treatment for women. Both of these will be released later in calendar year 2004."

"We are wrapping up what may well be our most profitable year ever. I am encouraged by the fact that our good results reflect a mix of established products and new ones, aimed at traditional and new markets, and that our strategy of compounding the Company's success based on top-quality products and conservative fiscal policies is proving to be valid," Mr. Moore declared. "Investors should also note that we have made, and previously announced, a number of changes in our management, such as the promotion of Mike Hyatt to President, Jerry Park to Executive Vice President and Group Publisher for the Nelson Christian Books Group, and Pete Nikolai to Senior Vice President and Group Publisher of the Nelson Specialty Books Group. These steps, too, give me cause for optimism about our Company's outlook."

This news release includes certain forward-looking statements. Actual results could differ materially from those reflected by the forward-looking statements and a number of factors may affect future results, liquidity and capital resources. These factors include, but are not limited to, softness in the general retail environment, the timing and acceptance of products being introduced to the market, the level of product returns experienced, the level of margins achievable in the marketplace, the collectibility of accounts receivable, the recoupment of royalty advances, the effects of acquisitions or dispositions, the financial condition of our customers and suppliers, the realization of inventory values at carrying amounts, our access to capital and the realization of income tax (including the outcome of any future Internal Revenue Service audits) and intangible assets. Future revenue and margin trends cannot be reliably predicted and may cause the Company to adjust its business strategy during the remaining portion of the 2004 fiscal year. The Company disclaims any intent or obligation to update forward-looking statements.

Thomas Nelson, Inc. is a leading publisher and distributor of books emphasizing Christian, inspirational and family value themes, and believes it is the largest publisher of Bibles and inspirational books in the English language. For more information, visit our website www.thomasnelson.com.

Thomas Nelson's stock is listed on the New York Stock Exchange
(TNM-NYSE).

                                      ###


                     THOMAS NELSON, INC. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                           (000's omitted, unaudited)
                                       Three Months Ended     Nine Months Ended
                                          December 31,           December 31,
                                       ------------------    ------------------
                                         2003      2002        2003      2002
                                       -------    -------    --------  --------
Net revenues                           $56,045    $53,774    $161,705  $157,020
Costs and expenses:
   Cost of goods sold                   32,200     32,646      94,251    95,240
   Selling, general & administrative    16,352     15,986      46,001    46,974
   Depreciation & amortization             563        444       1,681     1,567
                                       -------    -------    --------  --------
  Total expenses                        49,115     49,076     141,933   143,781
                                       -------    -------    --------  --------
Operating income                         6,930      4,698      19,772    13,239
Other expense (income)                     439        (27)        260      (102)
Interest expense                           229        792         716     2,382
                                       -------    -------    --------  --------
Income from continuing operations
     before income taxes                 6,262      3,933      18,796    10,959
Provision for income taxes               2,349      1,436       7,049     4,000
Minority interest                          (37)        11         (34)       49
                                       -------    -------    --------  --------
Income from continuing operations        3,950      2,486      11,781     6,910
Discontinued operations:
   Loss on disposal, net of taxes          -          -          (156)      -
                                       -------    -------    --------  --------
Net income (loss)                      $ 3,950    $ 2,486    $ 11,625  $  6,910
                                       =======    =======    ========  ========
Weighted average number of shares
    Basic                               14,403     14,369      14,393    14,368
                                       =======    =======    ========  ========
    Diluted                             15,140     14,475      14,777    14,613
                                       =======    =======    ========  ========
Net income (loss) per share, Basic:
    Income from continuing operations  $  0.27    $  0.17    $   0.82  $   0.48
    Loss from discontinued operations      -          -         (0.01)      -
                                       -------    -------    --------  --------
Net income (loss) per share            $  0.27    $  0.17    $   0.81  $   0.48
                                       =======    =======    ========  ========
Net income (loss) per share, Diluted:
    Income from continuing operations  $  0.26    $  0.17    $   0.80  $   0.47
    Loss from discontinued operations      -          -         (0.01)      -
                                       -------    -------    --------  --------
    Net income (loss) per share        $  0.26    $  0.17    $   0.79  $   0.47
                                       =======    =======    ========  ========



                       Thomas Nelson, Inc. & Subsidiaries
                          Consolidated Balance Sheets
                                 (000's omitted)
                                                  December 31,    December 31,
                                                     2003             2002
                                                 -------------    -------------
                                                  (unaudited)       (unaudited)
ASSETS
Current assets:
    Cash and cash equivalents                      $   6,319        $  1,959
    Accounts receivable, less allowances of
      $9,459 and $8,863, respectively                 55,552          54,873
    Inventories                                       35,557          37,987
    Prepaid expenses                                  12,828          13,423
    Assets held for sale                               1,615           2,500
    Deferred tax assets                                5,085           7,966
                                                 -------------   -------------
  Total current assets                               116,956         118,708

    Property, plant and equipment, net                12,188          11,203
    Other assets                                       6,440           7,890
    Deferred charges                                   2,080           1,727
    Intangible assets                                    840             531
    Goodwill                                          29,304          29,304
                                                  -------------   -------------
Total Assets                                        $167,808        $169,363
                                                  =============   =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                $ 20,305        $ 23,318
    Accrued expenses                                   9,991           9,453
    Deferred revenue                                   7,171           6,805
    Dividends payable                                    576             -
    Income taxes currently payable                     3,452           3,330
    Current portion of long-term debt                  3,022           3,322
                                                  -------------   -------------
  Total current liabilities                           44,517          46,228

Long-term debt                                         2,308          36,930
Deferred tax liabilities                                 721             792
Other liabilities                                     21,705             863
Minority interest                                          9              49
Shareholders' equity                                  98,548          84,501
                                                  -------------   -------------
Total Liabilities and Shareholders' Equity          $167,808        $169,363
                                                  =============   =============